SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                               DIVERSA CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    255064107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 21 Pages

CUSIP No. 255064107                    13G                    Page 2 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Ventures III, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,231,681
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,231,681
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,231,861
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.27%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 255064107                    13G                    Page 3 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Partners III, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,231,681
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,231,681
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,231,681
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.27%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 255064107                    13G                    Page 4 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Ventures IV, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          949,930
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       949,930
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    949,930
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.72%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 255064107                    13G                    Page 5 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Partners IV, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          949,930
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       949,930
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    949,930
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.72%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 255064107                    13G                    Page 6 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Ventures V, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,677,658
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,677,658
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,677,658
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.81%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 255064107                    13G                    Page 7 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Partners V, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,677,658
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,677,658
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,677,658
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.81%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 255064107                    13G                    Page 8 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James H. Cavanaugh, Ph.D.
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       9,257
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,859,269
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             9,257
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,859,269
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,859,269
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.83%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 255064107                    13G                    Page 9 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Harold R. Werner
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,859,269
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,859,269
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,859,269
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.81%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 255064107                    13G                   Page 10 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    William Crouse
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,859,269
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,859,269
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,859,269
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.81%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 255064107                    13G                   Page 11 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    John W. Littlechild
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,859,269
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,859,269
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,859,269
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.81%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 255064107                    13G                   Page 12 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Christopher Mirabelli
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,677,658
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,677,658
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,677,658
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.81%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 255064107                    13G                   Page 13 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Augustine Lawlor
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,677,658
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,677,658
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,677,658
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.81%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.

      (a)   Name of Issuer:

            Diversa Corporation

      (b)   Address of Issuer's Principal Executive Offices:

            4955 Directors Place
            San Diego, CA 92121

Item 2.

      (a)   Name of Person Filing:

            HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor. See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

      (b)   Address of Principal Business Office or, if none, Residence:

            The business address for HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Messrs. Littlechild, Mirabelli and Lawlor is One Kendall Square, Building 300, Cambridge, Massachusetts 02339.

      (c)   Citizenship:

            HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor are each United States citizens.

      (d)   Title of Class of Securities:

            Common Stock, par value $.001 (the "Shares").

----------

            (1) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP III, HCP IV and HCP V, the general partner of each of HCV III, HCV IV and HCV V, respectively, the record holder of Issuer's securities. In addition, Messrs. Mirabelli and Lawlor are general partners of HCP V, the general partner of HCV V, the record holder of the Issuer's securities.

      (e)   CUSIP Number:

            255064107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Inapplicable.

Item 4.     Ownership.

      (a)   Amount Beneficially Owned:

            As of December 31, 2000: HCV III and HCP III beneficially owned 3,231,681 Shares consisting of 3,124,022 Shares of the Issuer's Common Stock and immediately exercisable warrants to purchase 107,659 Shares of the Issuer's Common Stock; HCV IV and HCP IV beneficially owned 949,930 Shares consisting of 918,324 Shares of the Issuer's Common Stock and immediately exercisable warrants to purchase 31,606 Shares of the Issuer's Common Stock; HCV V and HCP V beneficially owned 1,677,658 Shares of the Issuer's Common Stock; Dr. Cavanaugh beneficially owned 5,868,526 Shares consisting of 5,720,004 Shares of the Issuer's Common Stock, immediately exercisable warrants to purchase 139,265 Shares of the Issuer's Common Stock, and immediately exercisable options to purchase 9,257 shares of the Issuer's Common Stock(2); Messrs. Werner, Crouse and Littlechild beneficially owned 5,859,269 Shares consisting of 5,720,004 Shares of the Issuer's Common Stock and immediately exercisable warrants to purchase 139,265 Shares of the Issuer's Common Stock; and Messrs. Mirabelli and Lawlor beneficially owned 1,677,658 Shares of the Issuer's Common Stock.

      (b)   Percent of Class:

            As of December 31, 2000: the 3,231,681 Shares beneficially owned by HCV III and HCP III constitute 9.27% of the Shares outstanding; the 949,930 Shares beneficially owned by HCV IV and HCP IV constitute 2.72% of the Shares outstanding; the 1,677,658 Shares beneficially owned by HCV V and HCP V constitute 4.81% of the Shares outstanding; the 5,868,526 Shares beneficially owned by Dr. Cavanaugh constitute 16.83%; the 5,859,269 Shares beneficially owned by Messrs. Werner, Crouse and Littlechild constitute 16.81% of the Shares outstanding; and the 1,677,658 Shares beneficially owned by Messrs. Mirabelli and Lawlor constitute 4.81% of the Shares outstanding.

----------

            (2) Does not include options to purchase 18,514 Shares of the Issuer's Common Stock, which were granted to Dr. Cavanaugh as a director of the Issuer and, which are not immediately exercisable.

                                                             Page 16 of 21 pages


      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

                  Dr. Cavanaugh has the sole power to vote or to direct the vote of the 9,257 Shares owned directly by him.

            (ii)  shared power to vote or to direct the vote:

                  HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV III.

                  HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV IV.

                  HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor share the power to vote or direct the vote of those Shares owned by HCV V.

            (iii) sole power to dispose or to direct the disposition of:

                  Dr. Cavanaugh has the sole power to dispose or to direct the disposition of the 9,257 Shares that are directly owned by him.

            (iv)  shared power to dispose of or to direct the disposition of:

                  HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV III.

                  HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV IV.

                  HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV V.

Item 5.     Ownership of Five Percent or less of a Class:

            Inapplicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            Inapplicable.

                                                             Page 17 of 21 pages


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            Inapplicable.

Item 8.     Identification and Classification of Members of the Group:

            Inapplicable.

Item 9.     Notice of Dissolution of Group:

            Inapplicable.

Item 10.    Certification:

            By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose.

                                                             Page 18 of 21 pages


                                   SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 2, 2001                    HealthCare Ventures III, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners III, L.P.

                                           By: /s/ Jeffrey Steinberg
                                               ---------------------------------------
                                                   Administrative Partner


Dated: February 2, 2001                    HealthCare Partners III, L.P.
       Princeton, New Jersey
                                           By: /s/ Jeffrey Steinberg
                                               ---------------------------------------
                                                   Administrative Partner


Dated: February 2, 2001                    HealthCare Ventures IV, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners IV, L.P.

                                           By: /s/ Jeffrey Steinberg
                                               ---------------------------------------
                                                   Administrative Partner


Dated: February 2, 2001                    HealthCare Partners IV, L.P.
       Princeton, New Jersey
                                           By: /s/ Jeffrey Steinberg
                                               ---------------------------------------
                                                   Administrative Partner


Dated: February 2, 2001                    HealthCare Ventures V, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners V, L.P.

                                           By: /s/ Jeffrey Steinberg
                                               ---------------------------------------
                                                   Administrative Partner


Dated: February 2, 2001                    HealthCare Partners V, L.P.
       Princeton, New Jersey
                                           By: /s/ Jeffrey Steinberg
                                               ---------------------------------------
                                                   Administrative Partner

Dated: February 2, 2001                    By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey                   ---------------------------------------
                                                   James H. Cavanaugh, Ph.D.

                                                             Page 19 of 21 pages


Dated: February 2, 2001              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey             ---------------------------------------
                                             Harold R. Werner

Dated: February 2, 2001              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey             ---------------------------------------
                                             William Crouse

Dated: February 2, 2001              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts          ---------------------------------------
                                             John W. Littlechild

Dated: February 2, 2001              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts          ---------------------------------------
                                             Christopher Mirabelli

Dated: February 2, 2001              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts          ---------------------------------------
                                             Augustine Lawlor

                                                             Page 20 of 21 pages


                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

            The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Diversa Corporation and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 2, 2001                    HealthCare Ventures III, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners III, L.P.

                                           By: /s/ Jeffrey Steinberg
                                               ---------------------------------------
                                                   Administrative Partner


Dated: February 2, 2001                    HealthCare Partners III, L.P.
       Princeton, New Jersey
                                           By: /s/ Jeffrey Steinberg
                                               ---------------------------------------
                                                   Administrative Partner


Dated: February 2, 2001                    HealthCare Ventures IV, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners IV, L.P.

                                           By: /s/ Jeffrey Steinberg
                                               ---------------------------------------
                                                   Administrative Partner


Dated: February 2, 2001                    HealthCare Partners IV, L.P.
       Princeton, New Jersey
                                           By: /s/ Jeffrey Steinberg
                                               ---------------------------------------
                                                   Administrative Partner


Dated: February 2, 2001                    HealthCare Ventures V, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners V, L.P.

                                           By: /s/ Jeffrey Steinberg
                                               ---------------------------------------
                                                   Administrative Partner


Dated: February 2, 2001                    HealthCare Partners V, L.P.
       Princeton, New Jersey
                                           By: /s/ Jeffrey Steinberg
                                               ---------------------------------------
                                                   Administrative Partner

Dated: February 2, 2001                    By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey                   ---------------------------------------
                                                   James H. Cavanaugh, Ph.D.

                                                             Page 21 of 21 pages


Dated: February 2, 2001              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey             ---------------------------------------
                                             Harold R. Werner

Dated: February 2, 2001              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey             ---------------------------------------
                                             William Crouse

Dated: February 2, 2001              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts          ---------------------------------------
                                             John W. Littlechild

Dated: February 2, 2001              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts          ---------------------------------------
                                             Christopher Mirabelli

Dated: February 2, 2001              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts          ---------------------------------------
                                             Augustine Lawlor